SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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NEXTERA ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Four Cambridge Center
Cambridge, Massachusetts 02142

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 11, 2003
To our stockholders:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Nextera Enterprises, Inc., a Delaware corporation, will be held at the Hilton Chicago, 720 South Michigan Avenue, Chicago, Illinois 60605 on June 11, 2003 at 9:00 a.m. local time, for the following purposes:

1. To elect eight directors to hold office until the Annual Meeting of Stockholders following fiscal 2003. Our current Board of Directors has nominated and recommends for election as directors the following eight persons:

Ralph Finerman Steven B. Fink Daniel R. Fischel	Keith D. Grinstein Alan B. Levine Stanley E. Maron	Richard V. Sandler Karl Sussman

2. To approve an amendment to our Third Amended and Restated Certificate of Incorporation, as amended, to change our name from “Nextera Enterprises, Inc.” to “Lexecon Enterprises, Inc.,” with the timing of the effectiveness of the amendment or the abandonment of the amendment as permitted under Section 242(c) of the Delaware General Corporation Law, to be determined at the discretion of our Board of Directors.

3. To approve a series of amendments to our Third Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of our Class A Common Stock and Class B Common Stock, pursuant to which each outstanding 5, 10, 15, 20, 25, or 30 whole shares of our Class A Common Stock would be reclassified and converted into one share of our Class A Common Stock, each outstanding 5, 10, 15, 20, 25, or 30 whole shares of our Class B Common Stock would be reclassified and converted into one share of our Class B Common Stock and the number of shares of our Class B Common Stock that we are authorized to issue would be reduced by the same ratio as that by which our Common Stock is converted (the “Amendments”), with the timing of the effectiveness of one of such Amendments and the abandonment of the other Amendments, or the abandonment of all Amendments without any Amendment taking effect, as permitted under Section 242(c) of the Delaware General Corporation Law, to be determined at the discretion of our Board of Directors.

4. To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2003.

5. To transact such other business as may properly come before the Annual Meeting or any continuation, adjournment or postponement thereof.

      The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

      The Board of Directors has fixed the close of business on April 25, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any continuation, adjournment or postponement thereof.

By Order of the Board of Directors

/s/ STANLEY E. MARON
STANLEY E. MARON
Secretary

Cambridge, Massachusetts

April 18, 2003

          All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, sign, date and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if a broker, bank or other nominee holds your shares of record and you wish to vote at the meeting, you must obtain a proxy issued in your name from the record holder.

PROXY STATEMENT
ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE NAMED ABOVE.
COMPENSATION OF DIRECTORS
BOARD AND COMMITTEE MEETINGS
MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
CERTAIN TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE
PROPOSAL 2
PROPOSAL TO APPROVE AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO CHANGE OUR NAME FROM “NEXTERA ENTERPRISES, INC.” TO “LEXECON ENTERPRISES, INC.”
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2
PROPOSAL 3
PROPOSAL 4 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
STOCKHOLDER PROPOSALS
OTHER MATTERS
EXHIBIT A
FORM OF AMENDMENT TO THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF NEXTERA ENTERPRISES, INC.
EXHIBIT B
FORM OF AMENDMENT TO THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF LEXECON ENTERPRISES, INC.

Four Cambridge Center
Cambridge, Massachusetts 02142

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed proxy is solicited by the Board of Directors of Nextera Enterprises, Inc. for use at the Annual Meeting of Stockholders to be held on June 11, 2003, at 9:00 a.m. local time, or at any continuation, adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Hilton Chicago, 720 South Michigan Avenue, Chicago, Illinois 60605 on June 11, 2003. The approximate date on which this proxy statement and the accompanying proxy card were first sent to stockholders was May 13, 2003.

Solicitation

      We will bear the cost of soliciting proxies for the upcoming Annual Meeting. We will ask banks, brokerage houses, fiduciaries and custodians holding stock in their names for others to send proxy materials to and obtain proxies from the beneficial owners of such stock, and we will reimburse them for their reasonable expenses in doing so. In addition to soliciting proxies by mail, we and our directors, officers and regular employees may also solicit proxies personally, by telephone or by other appropriate means. No additional compensation will be paid to our directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

      Stockholders of record at the close of business on April 25, 2003 (the “record date”) are entitled to receive notice of and to vote at the Annual Meeting. As of the record date, we had outstanding and entitled to vote 30,025,441 shares of our Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), 3,844,200 shares of our Class B Common Stock, par value $0.001 per share (the “Class B Common Stock,” and together with the Class A Common Stock the “Common Stock”) and 40,375 shares of our Series A Cumulative Convertible Preferred Stock, par value $.001 per share (the “Series A Preferred Stock”).

      Holders of our Class A Common Stock of record on the record date will be entitled to one vote per share on all matters to be voted upon for each share of Class A Common Stock held. Holders of our Class B Common Stock of record on the record date will be entitled to ten votes per share on all matters to be voted upon for each share of Class B Common Stock held. Holders of our Series A Preferred Stock on the record date will be entitled to 145 votes per share (which equals the number of whole shares of Class A Common Stock into which one share of Series A Preferred Stock is convertible as of the record date) on all matters to be voted upon for each share of Series A Preferred Stock held.

      All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes (i.e., shares held by a broker or nominee that are represented at the meeting but which the broker or nominee is not empowered to vote on a particular proposal) are counted towards a quorum but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies

      Any stockholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with our Secretary at our principal executive offices, Four Cambridge Center, Cambridge, Massachusetts 02142, a written notice of revocation or a duly executed proxy bearing a later date. A stockholder of record at the close of business on the record date may vote in person if present at the meeting, whether or not he or she has previously given a proxy. Attendance at the meeting will not, by itself, revoke a proxy.

PROPOSAL 1

ELECTION OF DIRECTORS

      The Board of Directors currently consists of eight members. Our Amended and Restated Bylaws provide that our Board of Directors shall be elected at the annual meeting of stockholders and each director shall serve until such person’s successor is elected and qualified or until such person’s death, retirement, resignation or removal. Our Third Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and Bylaws provide that the number of directors that shall constitute the whole Board of Directors shall not be less than seven and not more than thirteen directors, the exact number of directors to be determined by one or more resolutions adopted from time to time by the Board of Directors. The authorized number of directors is currently set at eight. Each of the nominees for election is currently a member of our Board of Directors, except for Mr. Levine. If elected at the Annual Meeting, each of the eight nominees would serve until our Annual Meeting of Stockholders following fiscal 2003, in each case until a successor is elected and has qualified, or until such director’s earlier death, resignation or removal.

      Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as our Board of Directors may propose. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unable to serve.

      Biographical information for each person currently serving as a director or nominated as a director is set forth below.

Ralph Finerman

      Mr. Finerman, 67, currently serves as a director of Nextera, a position he has held since August 1998. Mr. Finerman is also a director of Nextera Enterprises Holdings, Inc., a position he has held since February 1999, and serves as an officer or director of other privately-held affiliates of Knowledge Universe, Inc. and subsidiaries of Nextera. Nextera Enterprises Holdings, Inc. beneficially owns or controls approximately 71% of the voting power of our outstanding Common Stock and Series A Preferred Stock. Mr. Finerman is a CPA and an attorney and practiced in New York prior to forming RFG Financial Group, Inc. in 1994. Mr. Finerman currently serves as President of RFG Financial Group.

Steven B. Fink

      Mr. Fink, 52, currently serves as a director of Nextera, a position he has held since February 1997. Mr. Fink previously served as Chairman of the Board of Directors of Nextera between October 1999 and December 2001. Mr. Fink is also a director of Nextera Enterprises Holdings, Inc., a position he has held since February 1999, and currently serves as its President. Mr. Fink serves as Vice Chairman and Treasurer of Knowledge Universe, Inc., positions he has held since August 1998, and serves as an officer or director of other public and privately-held affiliates of Knowledge Universe. Mr. Fink has served as the Chief Executive Officer of Lawrence Investments, LLC, a private company, since May 2000. Mr. Fink is a director of LeapFrog Enterprises, Inc., Nobel Learning Communities, Inc. and Spring Group, PLC, a business consulting firm.

Daniel R. Fischel

      Mr. Fischel, 52, currently serves as Chairman of the Board of Directors, President and Chief Executive Officer, positions he has held since February 2003. Mr. Fischel is also a director and Treasurer of Lexecon Inc., a subsidiary of Nextera, positions he has held since before 1998, and he serves as Lexecon’s President and Chairman, positions he has held since December 2001. Mr. Fischel also serves as an officer or director of other subsidiaries of Nextera. Mr. Fischel is the Jack N. Pritzker Distinguished Visiting Professor of Law at Northwestern University and the Lee and Brena Freeman Professor of Law and Business at The University of Chicago Law School, where he has been a professor since 1984, and where he served as Dean from January 1999 until February 2001.

Keith D. Grinstein

      Mr. Grinstein, 42, currently serves as a director of Nextera, a position he has held since January 2000, and serves on Nextera’s Audit and Compensation Committees. Mr. Grinstein was a director of Nextel International, Inc. from January 1996 until October 2002, and served as its President from January 1996 until March 1999 and its Chief Executive Officer from January 1996 until August 1999. From January 1991 to December 1995, Mr. Grinstein was President and Chief Executive Officer of the aviation communications division of AT&T Wireless Services, Inc., formerly McCaw Cellular Communications, Inc. Mr. Grinstein also held a number of positions at McCaw Cellular Communications and its subsidiaries, including Vice President and Assistant General Counsel of McCaw Cellular Communications and Vice President, General Counsel and Secretary of LIN Broadcasting Company. Mr. Grinstein is also a director of F5 Networks, Inc and Coinstar, Inc.

Alan B. Levine

      Mr. Levine, 59, is nominated to serve as a director of Nextera, and, if elected, is expected to serve on Nextera’s Compensation Committee and as chairman of Nextera’s Audit Committee. Mr. Levine is a certified public accountant who currently provides interim CFO and entrepreneurial consulting services. Mr. Levine served as a director and Chief Financial Officer of Virtual Access Networks, Inc. from September 2001 to April 2002 and Vice President, Chief Financial Officer and Treasurer of Marathon Technologies Corporation from October 1998 to September 2001. Prior to this, Mr. Levine was a partner with Ernst & Young LLP from 1986 to September 1998. Mr. Levine is also a director of MCK Communications, Inc.

Stanley E. Maron

      Mr. Maron, 55, currently serves as a director and as Secretary of Nextera, positions he has held since February 1997. Mr. Maron serves on Nextera’s Compensation Committee. Mr. Maron is also director and Secretary of Nextera Enterprises Holdings, Inc., positions he has held since February 1999, a director of LeapFrog Enterprises, Inc., Secretary of Knowledge Universe, Inc., and serves as an officer or director of various public and privately held affiliates of Knowledge Universe and subsidiaries of Nextera. Mr. Maron is a senior partner in the law firm of Maron & Sandler, a position he has held since September 1994.

Richard V. Sandler

      Mr. Sandler, 54, currently serves as Vice-Chairman of Nextera, a position he has held since February 2003, and is a director of Nextera, a position he has held since February 1997. Mr. Sandler serves on Nextera’s Compensation Committee. Mr. Sandler is also a director of Nextera Enterprises Holdings, Inc., a position he has held since February 1999, and Lexecon Inc. Mr. Sandler also serves as an officer or director of other privately held affiliates of Knowledge Universe, Inc. and subsidiaries of Nextera. Mr. Sandler is a senior partner in the law firm of Maron & Sandler, a position he has held since September 1994.

Karl L. Sussman

      Mr. Sussman, 64, currently serves as a director of Nextera, a position he has held since May 2001. Mr. Sussman serves on Nextera’s Audit and Compensation Committees. Mr. Sussman is a director of Private Client Services at Credit Suisse First Boston (formerly Donaldson Lufkin & Jenrette), a position he has held since July 1987.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE
NAMED ABOVE.

Current Board of Directors

      Our Board of Directors currently consists of James M. Coriston and Messrs. Finerman, Fink, Fischel, Grinstein, Maron, Sandler and Sussman. Biographical information for Mr. Coriston, who is not standing for election at this year’s Annual Meeting, is presented below:

James M. Coriston

      Mr. Coriston, 63, currently serves as a director of Nextera, a position he has held since September 2002. Mr. Coriston serves on Nextera’s Compensation Committee and is chairman of the Audit Committee. Mr. Coriston is a certified public accountant who since July 2000 and his election as a director provided financial and accounting consulting services as an independent consultant. Mr. Coriston was a partner in the accounting firm of Price Waterhouse (now PricewaterhouseCoopers) from 1975 to his retirement in July 2000, where he held a number of positions, including National High Technology Chairman and Vice Chairman with responsibility for the firm’s U.S. Marketing Department and the Middle Market and Growing Companies Division. Mr. Coriston also serves on the Council and is Chairman of the Audit Committee of the Catholic Arch Diocese of San Francisco.

COMPENSATION OF DIRECTORS

      Independent Directors receive an annual cash retainer fee of $30,000 payable in equal quarterly sums of $7,500, with each quarterly payment being conditioned on participation in at least 75% of the director’s Board and Committee activities and duties during that calendar quarter. Additionally, except for Messrs. Fischel and Sandler, each director is paid an in-person meeting fee of $1,000 and a telephonic meeting fee of $500 for each meeting attended. Directors are reimbursed for all expenses incurred in connection with attendance at Board of Directors and Committee meetings. In 2002, pursuant to our Amended and Restated 1998 Equity Participation Plan, as compensation for services as a director we granted options to purchase 30,000 shares of our Class A Common Stock to Mr. Sussman, 70,000 shares of our Class A Common Stock to each of Messrs. Coriston, Finerman, Fink and Maron, 95,000 shares of our Class A Common Stock to Mr. Grinstein and 150,000 shares of our Class A Common Stock to Mr. Sandler. All option grants made to directors in 2002 vest 20% annually over five years.

BOARD AND COMMITTEE MEETINGS

      Our Board of Directors held a total of ten meetings during the year ended December 31, 2002. During the past fiscal year, each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of Committees of the Board on which he served during the period in which he was a director or Committee member, except for Mr. Fink, who attended 70% of the total number of meetings of the Board of Directors and applicable meetings of Committees of the Board. The Board of Directors has established an Audit Committee and a Compensation Committee. We do not have a Nominating Committee or any other committee.

Committees of the Board of Directors

      The Audit Committee currently consists of Messrs. Coriston, Grinstein and Sussman. Mr. Levine is expected to replace Mr. Coriston if Mr. Levine is elected as a director. The Audit Committee makes recommendations concerning the engagement of independent public accountants; reviews the scope of the audit examination, including fees and staffing; reviews the independence of the auditors; reviews non-audit services provided by the auditors; reviews findings and recommendations of auditors and management’s response; and reviews the internal audit and control function. The Audit Committee held four meetings during the year ended December 31, 2002.

      The Compensation Committee consists of Messrs. Coriston, Grinstein, Maron, Sandler and Sussman. Mr. Levine is expected to replace Mr. Coriston if Mr. Levine is elected as a director. The Compensation Committee reviews management compensation programs, approves compensation changes for senior execu-

tive officers, reviews compensation changes for senior management and other employees and approves grants and administers awards under our option plans. The Compensation Committee held five meetings during the year ended December 31, 2002.

Compensation Committee Interlocks and Insider Participation

      The law firm of Maron & Sandler has provided legal services to us since February 1997. Messrs. Maron and Sandler, two members of our Compensation Committee, are partners of Maron & Sandler. In 2002, Maron & Sandler billed us approximately $389,000 for legal services rendered. Mr. Sandler also serves as our Vice-Chairman and Mr. Maron serves as our Secretary.

MANAGEMENT

      Biographical information for our executive officers who are not directors is set forth below. There are no family relationships between any director or executive officer and any other director or executive officer. Executive officers serve at the discretion of the Board of Directors. Officers are elected by the Board of Directors annually at its first meeting following the Annual Meeting of Stockholders.

Executive Officers

Michael P. Muldowney

      Mr. Muldowney, 39, joined us in May 1997 as Vice President, Finance and currently serves as our Chief Operating Officer, a position he has held since February 2003, and Chief Financial Officer, a position he has held since May 1998. Mr. Muldowney also serves as an officer of certain subsidiaries of Nextera. Mr. Muldowney is a certified public accountant and was Corporate Controller as well as a Principal of Mercer Management Consulting, Inc. from 1992 to May 1997, and held various other financial management positions with Mercer from 1989 to 1992.

Michael Dolan

      Mr. Dolan, 36, joined us in March 2001 as our Corporate Controller. He currently serves as our Chief Accounting Officer, a position he has held since February 2003. Mr. Dolan is a certified public accountant, and was a senior manager in the audit department of Ernst & Young LLP from 1988 until joining us in 2001.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our Class A Common Stock, Class B Common Stock and other equity securities. Officers, directors and greater-than-ten-percent stockholders are required by Commission regulations to furnish us copies of all Section 16(a) forms they file.

      To our knowledge, based solely on a review of the copies of such reports furnished to the us, during the fiscal year ended December 31, 2002, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-ten-percent beneficial owners were complied with.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth the beneficial ownership of our Class A Common Stock, Class B Common Stock and Series A Preferred Stock as of March 31, 2003, by (i) all those known by us to be beneficial owners of more than 5% of our Common Stock; (ii) each of our directors; (iii) our Chief Executive Officer and our other two most highly paid executive officers; and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. Unless otherwise indicated, the address of the persons named below is care of Nextera Enterprises, Inc., Four Cambridge Center, Cambridge, Massachusetts 02142.

								Beneficial Ownership of
								Class A and B Common
								Stock and Series A
	Beneficial Ownership of			Beneficial Ownership of		Beneficial Ownership of		Preferred Stock(1)(2)
	Class A Common			Class B Common		Series A Preferred
	Stock(1)(2)			Stock(1)(2)		Stock(1)(2)			Percent of
								Percent of	Common and
	Shares			Shares		Shares		Combined	Preferred
	Beneficially		Percent of	Beneficially	Percent of	Beneficially	Percent of	Voting	Stock
Name of Beneficial Owner	Owned		Class	Owned	Class	Owned	Class	Power(3)	Outstanding

Daniel R. Fischel	—		—	—	—	—	—	—	—
Michael P. Muldowney	359,527	(4)	1.19	—	—	—	—	*	1.06
James Coriston	1,000		*	—	—	—	—	*	*
Steven Fink	49,000	(5)	*	—	—	—	—	*	*
Ralph Finerman	84,000	(5)	*	—	—	—	—	*	*
Keith D. Grinstein	114,000	(5)	*	—	—	—	—	*	*
Alan B. Levine	—		—	—	—	—	—	—	—
Stanley E. Maron	104,000	(5)	*	—	—	—	—	*	*
Richard V. Sandler	120,000	(5)	*	—	—	—	—	*	*
Karl Sussman	46,000	(5)	*	—	—	—	—	*	*
David Schneider	3,090,002	(6)	9.34	—	—	—	—	3.99	9.11
Nextera Enterprises Holdings, Inc.	8,810,000	(7)	29.34	3,844,200	100.00	40,375	100.00	71.45	37.44
Knowledge Universe, Inc.	8,810,000	(7)	29.34	3,844,200	100.00	40,375	100.00	71.45	37.44
Lawrence J. Ellison	8,810,000	(7)	29.34	3,844,200	100.00	40,375	100.00	71.45	37.44
Michael R. Milken	8,810,000	(7)	29.34	3,844,200	100.00	40,375	100.00	71.45	37.44
Lowell J. Milken	8,810,000	(7)	29.34	3,844,200	100.00	40,375	100.00	71.45	37.44
All directors and executive officers as a group (12 persons)	877,527	(8)	2.84	—	—	—	—	1.18	2.85

*	Indicates beneficial ownership of less than 1.0% of the outstanding Class A or Class B Common Stock or Series A Preferred Stock, as applicable.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days hereof are deemed outstanding and to be beneficially owned by the person holding such options for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except for shares held jointly with a person’s spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each stockholder identified in the table possesses the sole voting and disposition power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.

(2)	Based on approximately 30,025,441 shares of Class A Common Stock, 3,844,200 shares of Class B Common Stock and 40,375 shares of Series A Preferred Stock outstanding as of March 31, 2003.

(3)	Holders of our Class B Common Stock on the record date will be entitled to 10 votes per share. Holders of our Series A Preferred Stock on the record date will be entitled to 145 votes per share, which equals the number of whole shares of Class A Common Stock into which one share of Series A Preferred Stock is convertible as of the record date.

(4)	Includes 225,427 shares issuable with respect to options exercisable within 60 days of March 31, 2003 and 29,000 shares held by the Muldowney Children Irrevocable Trust. Mr. Muldowney has disclaimed all beneficial ownership of such shares.

(5)	Represents shares issuable with respect to options exercisable within 60 days of March 31, 2003.

(6)	Includes 3,062,267 shares issuable with respect to options exercisable within 60 days of March 31, 2003.

(7)	Lawrence J. Ellison, Michael R. Milken, and Lowell J. Milken may each be deemed to have the power to direct the voting and disposition of, and to share beneficial ownership of, any shares of Common Stock owned by Nextera Enterprises Holdings, Inc. and Series A Preferred Stock owned by Knowledge Universe, Inc. Knowledge Universe, Inc. may be deemed to have the power to direct the voting and disposition of, and to share beneficial ownership of, any shares of Common Stock owned by Nextera Enterprises Holdings, Inc and Nextera Enterprises Holdings, Inc. may be deemed to have the power to direct the voting and disposition of, and to share beneficial ownership of, any shares of Series A Preferred Stock owned by Knowledge Universe, Inc. Lawrence J. Ellison, Michael R. Milken, and Lowell J. Milken may be deemed to be a group within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Lawrence J. Ellison is Chairman and Chief Executive Officer of Oracle Corporation and a director of Knowledge Universe, LLC, and Knowledge Universe, Inc. Michael R. Milken is Chairman of the Board of Directors of Knowledge Universe, LLC and Knowledge Universe, Inc. On February 24, 1998, without admitting or denying any liability, Michael R. Milken consented to the entry of a final judgment in the U.S. District Court for the Southern District of New York in Securities and Exchange Commission v. Michael R. Milken et al., which judgment was entered on February 26, 1998, restraining and enjoining Michael R. Milken from associating with any broker, dealer, investment advisor, investment company, or municipal securities dealer and from violating Section 15(a) of the Exchange Act. Lowell J. Milken is Vice-Chairman of the Board of Directors of Knowledge Universe, LLC and Knowledge Universe, Inc.

(8)	Includes 742,427 shares issuable with respect to options exercisable within 60 days of March 31, 2003, and 29,000 shares held by the Muldowney Children Irrevocable Trust of which Mr. Muldowney has disclaimed all beneficial ownership.

EXECUTIVE COMPENSATION

      The following table sets forth all compensation paid or accrued for the years ended December 31, 2000, 2001 and 2002 for our Chief Executive Officer and our other most highly compensated executive officer whose compensation exceeded $100,000 in 2002 (collectively, the “Named Executive Officers”).

Summary Compensation Table

				Long Term
				Compensation
				Awards

		Annual		Securities
		Compensation		Underlying
	Fiscal			Options	All Other
Name and Position	Year	Salary	Bonus	(# of Shares)	Compensation

David Schneider(1)	2002	$750,000	$275,000	300,000	$32,000
Chairman of the Board of Directors,	2001	$750,000	$300,000	—	$29,489
Chief Executive Officer, and President	2000	$136,538	$250,000	3,062,267 (2)	$3,462
Daniel R. Fischel(3)	2002	$1,515,000	$2,467,207	—	$9,453
Chief Executive Officer, President and	2001	$944,200	$3,246,725	1,500,000	$7,788
Chairman of the Board of Directors	2000	$201,200	$400,000	242,190	$7,914
Michael P. Muldowney	2002	$300,000	$175,000	150,000	$14,000
Chief Operating Officer and Chief	2001	$285,000	$150,000	60,000	—
Financial Officer	2000	$236,672	$100,000	200,000	$135

(1)	Mr. Schneider was named Chief Executive Officer and President in October 2000, and resigned his positions as Chairman of the Board of Directors, Director, Chief Executive Officer and President in February 2003.

(2)	Includes options to purchase 2,762,267 shares of our Class A Common Stock. Also includes options that Nextera Enterprises Holdings granted to Mr. Schneider to purchase 300,000 shares of our Class A Common Stock owned by it (see “Compensation Arrangements and Employment Agreements”).

(3)	Mr. Fischel was named Chairman of the Board of Directors, Chief Executive Officer and President in February 2003. Mr. Fischel was named an Executive Officer of the Company in August 2002.

Mr. Fischel surrendered his 2000 option grant to us as part of his employment agreement dated December 31, 2002.

Compensation Arrangements and Employment Agreements

David Schneider

      On October 25, 2000, we entered into an employment agreement with David Schneider, our former Chairman of the Board of Directors, Chief Executive Officer and President, under which we agreed to pay Mr. Schneider a minimum annual base salary of $750,000 and an annual bonus to be determined by our Board of Directors of up to $750,000 if we equal or exceed our projected revenue and income figures. Mr. Schneider was also entitled to benefits under our benefit plans and entered into subject to a Noncompete, Non-Solicitation, Proprietary Information, Confidentiality and Inventions Agreement. Pursuant to the terms of the employment agreement, we nominated Mr. Schneider, and he was elected, to serve on our Board of Directors. In connection with his appointment as our Chief Executive Officer and President, we granted Mr. Schneider options to purchase up to 2,762,267 shares of our Class A Common Stock at an exercise price of $2.00 per share. All of these options are subject to adjustment for stock splits, reverse stock splits, stock dividends and other similar transactions affecting such shares.

      In addition, in connection with Mr. Schneider’s appointment as our Chief Executive Officer and President, Nextera Enterprises Holdings, Inc. granted Mr. Schneider options to purchase from it up to 300,000 shares of our Class A Common Stock held by it, at an exercise price of $2.00 per share, subject to adjustments for stock splits, reverse stock splits, stock dividends and other similar transactions affecting such shares. These options have a term of ten years and will vest as follows: 75,000 options vested on October 25, 2001 and every three months thereafter an additional 18,750 options will vest.

      On February 3, 2003, David Schneider resigned his positions as Chairman of the Board of Directors, Director, Chief Executive Officer and President of the Company. Pursuant to the terms of his letter of resignation, dated January 9, 2003, Mr. Schneider will receive his annual base salary of $750,000, paid semi-monthly, through the first anniversary of the date his resignation. Mr. Schneider will continue to be subject to his Noncompete, Non-Solicitation, Proprietary Information, Confidentiality and Inventions Agreement. The options to purchase up to 2,762,267 shares of our Class A Common Stock at an exercise price of $2.00 per share and the options to purchase up to 300,000 shares of our Class A Common Stock from Nextera Enterprises Holdings, Inc. at an exercise price of $2.00 per share, both of which were granted to Mr. Schneider at the time of his initial employment, became fully vested and exercisable on February 3, 2003, and remain subject to adjustment for stock splits, reverse stock splits, stock dividends and other similar transactions affecting such shares. Included within the options to purchase 2,762,267 shares are options to purchase 1,000,000 shares (the “Special Options”) granted under Mr. Schneider’s employment agreement. Under the terms of the employment agreement, when Mr. Schneider exercises the Special Options, we will pay him a cash bonus in an aggregate amount equal to the exercise price of the Special Options times the number of Special Options exercised, subject to all applicable taxes and withholding. Mr. Schneider will be available as a consultant with us, as requested by the Board of Directors, through August 31, 2003 and will be paid a consulting fee monthly at an hourly rate based on his annual salary. The commitment for consulting services shall not exceed 10 hours per month.

Daniel R. Fischel

      On December 31, 2002, we, together with Lexecon Inc., our wholly-owned subsidiary, entered into an employment and non-compete agreement (the “Agreement”) with Daniel R. Fischel. Under the Agreement, we paid Mr. Fischel a signing bonus of $2,000,341. The Agreement contains a non-competition covenant whereby Mr. Fischel agreed not to take certain actions to compete against us through January 15, 2003. We exercised an option to extend the non-competition covenant and continue Mr. Fischel’s employment with us through July 15, 2003 by paying Mr. Fischel $2,500,000 on January 7, 2003.

      We can exercise a second option to extend the non-competition covenant and continue Mr. Fischel’s employment with us through January 15, 2004 by paying Mr. Fischel $1,700,000 plus interest on or before July 15, 2003 and $800,000 plus interest through a series of payments ending by December 31, 2003. If we fail to make any payment to Mr. Fischel when due (after applicable cure periods), then Mr. Fischel’s employment with us and the non-competition covenant will either terminate automatically five days later or terminate on a date specified by Mr. Fischel in his sole discretion, and Mr. Fischel will receive his base compensation and bonus payment as described below.

      We can exercise a third option to extend the non-competition covenant and continue Mr. Fischel’s employment with us through December 31, 2008 by depositing $10,000,000 in a bank account controlled by Mr. Fischel (the “Bank Account”) on or before January 15, 2004, from which Mr. Fischel may withdraw certain amounts after certain dates according to the schedule below:

•	On or after July 14, 2004, Mr. Fischel may withdraw amounts which reduce the balance to $8,750,000.

•	On or after January 15, 2005, Mr. Fischel may withdraw amounts which reduce the balance to $7,500,000.

•	On or after April 15, 2005, Mr. Fischel may withdraw amounts which reduce the balance to $6,250,000.

•	On or after October 15, 2005, Mr. Fischel may withdraw amounts which reduce the balance to $5,625,000.

•	On or after January 15, 2006, Mr. Fischel may withdraw amounts which reduce the balance to $5,000,000.

•	Beginning on February 15, 2006, and continuing on or after the 15th day of each month thereafter, Mr. Fischel may withdraw amounts which reduce the balance from the prior month by $208,333.

      If we fail to deposit the $10,000,000 in the Bank Account when due, then the non-competition covenant and Mr. Fischel’s employment with us will either terminate automatically on February 14, 2004 or terminate on a date specified by Mr. Fischel in his sole discretion, and Mr. Fischel will receive his base compensation and bonus payment as described below.

      During the period of time we employ Mr. Fischel under the Agreement, we will pay Mr. Fischel base compensation equal to his billable hours times Lexecon’s hourly billing rate for Mr. Fischel’s services, which rate is set by Mr. Fischel with notice to Lexecon. We will also pay Mr. Fischel for client development efforts up to 25 hours per year at his billing rate.

      We have agreed to maintain a bonus pool for Lexecon’s Chicago Office, which for 2002 equaled 43% of the first $18,100,000 million of the Chicago Office’s operating income, 100% of the following $870,000 of the Chicago Office’s operating income and 43% of any additional operating income for the Chicago Office. The bonus pools for 2003 through 2008 will be based on similar percentages of the Chicago Office’s operating income. Mr. Fischel will determine the allocation of the bonus pool, subject to the review and approval of the Compensation Committee, and may allocate up to 36% of the bonus pool to himself. Mr. Fischel will receive pro-rated bonus payments quarterly, with adjustments made in the fourth quarter to reach the total bonus payment for which he is entitled for that year.

      Mr. Fischel can terminate the non-competition covenant and his employment with us if we fail to make a bonus payment to him within 120 days after it is due, or within 60 days after it is due for bonus payments due after December 31, 2004, or if we fail to make a base compensation payment to him within 60 days after it is due and fail to act after receiving written notice of his intent to terminate.

      If Mr. Fischel resigns from his employment with us without good cause, or we terminate his employment for cause, then he will receive his base compensation and bonus payment and may withdraw the funds from the Bank Account to which he is entitled through the date his employment is terminated. If Mr. Fischel resigns with good cause, or we terminate his employment without cause, then he will receive his base compensation and bonus payment through the end of the quarter in which his termination takes place, and will be entitled to retain all funds in the Bank Account.

      When we exercised our option to extend the non-competition covenant and continue Mr. Fischel’s employment with us through July 15, 2003, under the Agreement Mr. Fischel transferred 951,887 shares of our Class A Common Stock, plus options to purchase 507,490 shares of our Class A Common Stock with an exercise price greater than $1.00 per share, to us. Mr. Fischel retained options to purchase 1,500,000 of our Common Stock with an exercise price less than $1.00 per share, and we issued options to purchase 200,000 shares of our Class A Common Stock with an exercise price of $0.625 per share to him. Mr. Fischel may not exercise these options unless the price of our Class A Common Stock, adjusted for stock splits and similar transactions, equals or exceeds $2.00 per share for 20 consecutive trading days between July 1, 2007 through December 31, 2008, or unless we are sold.

Michael P. Muldowney

      On October 24, 2000, we entered into an employment agreement with Michael P. Muldowney, our Chief Operating Officer and Chief Financial Officer. The agreement provides for a term of one year and automatically renews for additional one-year periods unless either party provides at least 30 days notice of its intention not to renew. Pursuant to the agreement, Mr. Muldowney currently receives an annual base salary of $310,000 and an annual discretionary bonus in an amount determined by our Board of Directors, as well as benefits under our benefit plans. Mr. Muldowney is also subject to noncompetition, nondisclosure, and nonsolicitation covenants.

Richard V. Sandler

      Effective February 1, 2003, Richard V. Sandler began serving as Vice Chairman of the Board of Directors on a month to month basis. Pursuant to the terms of his letter of acceptance, dated February 1, 2003, Mr. Sandler will be compensated in the amount of $20,000 per month for such services. During the period that Mr. Sandler serves as Vice Chairman, he will not receive separate compensation for serving as a director of the Company nor bill the Company through Maron & Sandler for any of the time that Mr. Sandler spends on Nextera matters.

Michael Dolan

      On February 12, 2001, we entered into an Agreement with Michael Dolan regarding his employment as our Corporate Controller, which was memorialized in a letter. Under this Agreement, Mr. Dolan receives a base salary of $157,500 per year, paid semi-monthly, plus a bonus, with an annual salary review. Mr. Dolan also receives benefits under our benefit plans. In addition, Mr. Dolan is subject to noncompetition, nondisclosure, and nonsolicitation covenants. In February 2003, Mr. Dolan was named our Chief Accounting Officer.

Option Grants

      The following table sets forth information regarding stock options granted to the Named Executive Officers in 2002.

Stock Option Grants in 2002

					Potential Realizable
	Individual Grants				Value at Assumed
					Annual Rates of
	Number of	Percent of			Stock Price
	Securities	Total Options			Appreciation for
	Underlying	Granted to	Exercise		Option Term(1)
	Options	Employees in	Price	Expiration
Name	Granted	Fiscal 2002	($/SH)	Date	5%	10%

Daniel R. Fischel	—	—	$—	—	$—	$—
David Schneider(2)	300,000	5.93%	$0.58	4/15/12	$109,428	$277,314
Michael P. Muldowney	150,000	2.97%	$0.58	4/15/12	$54,714	$138,657

(1)	The potential realizable values are based on an assumption that the stock price of our Class A Common Stock will appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the option term, net of the option exercise price. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting. These amounts are calculated based on the requirements promulgated by the

Securities and Exchange Commission and do not reflect our estimate of future stock price growth of the shares of the Class A Common Stock, nor do they give effect to any actual appreciation in the Class A Common Stock. Actual gains, if any, on stock option exercises are dependent on the future performance of the Class A Common Stock and overall stock market conditions.

(2)	Mr. Schneider’s 2002 option grant to purchase 300,000 shares of our Class A Common Stock terminated upon his resignation from the Company on February 3, 2003.

Equity Compensation Plans

      The following table sets forth information with respect to our equity compensation plans in effect during the year ended December 31, 2002.

Number of
	Securities to be		Number of Securities
	Issued Upon	Weighted-average	Remaining Available for
	Exercise of	Exercise Price of	Future Issuance Under
	Outstanding	Outstanding	Equity Compensation Plans
	Options, Warrants	Options, Warrants	(Excluding Securities
	and Rights	and Rights	Reflected in Column(a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	23,618,789	3.23	22,392,980
Equity compensation plans not approved by security holders	197,760	1.50	0

Total	23,816,549	3.22	22,392,980

Description of Non-Security Holder-Approved Plans

      In 1999 we issued fully-vested options to purchase 197,760 shares of our Class A Common Stock to certain non-stockholder key employees of Lexecon Inc. without stockholder approval. We issued these options as part of agreements we entered into with them in connection with our acquisition of Lexecon. The number of shares of Class A Common Stock subject to the options was determined based on the price per share in our initial public offering of the Class A Common Stock, ranging from a minimum of 31,560 shares if the price per share in the offering was $17.50 or higher, to a maximum of 197,760 shares if the price per share in the offering was $12.50 or less. We issued options to purchase the maximum of 197,760 shares to these key employees because the price per share in the offering was less than $12.50.

2002 Aggregated Option Exercises and Year-End Option Values

      The following table sets forth certain information with respect to the exercise of options to purchase our Class A Common Stock during the year ended December 31, 2002, and the unexercised options held and the value thereof at that date, for each of the Named Executive Officers.

			Number of Securities			Value of Unexercised
			Underlying Unexercised			In-the-Money
			Options at			Options at
	Shares		Fiscal Year-End(#)			Fiscal Year-End($)(1)
	Acquired on	Value
Name	Exercise	Realized($)	Exercisable	Unexercisable		Exercisable	Unexercisable

Daniel R. Fischel	—	$—	386,395	1,621,095		$—	$—
David Schneider	—	$—	881,134	2,481,135	(2)	$—	$—
Michael P. Muldowney	—	$—	126,250	283,750		$—	$—

(1)	Represents the closing price per share of the underlying shares on the last trading day of 2002 less the option exercise price multiplied by the number of shares. The closing price per share was $0.35 on the last trading of 2002 as reported on the Nasdaq SmallCap Market.

(2)	Includes options that Nextera Enterprises Holdings granted to Mr. Schneider to purchase 300,000 shares of our Class A Common Stock owned by it.

PERFORMANCE GRAPH

      The following graph compares total stockholder return on our Class A Common Stock since May 18, 1999 to three indices: the Nasdaq Composite Index, U.S. companies, and our peer group that we have selected. The graph assumes an initial investment of $100 on May 18, 1999 and reinvestment of all dividends.

COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT SINCE

May 18, 1999

	5/1999	12/1999	12/2000	12/2001	12/2002

Nextera Enterprises, Inc.	$100.00	$144.10	$6.30	$3.90	$3.90
Nasdaq Stock Market (U.S. Companies)	$100.00	$159.40	$95.90	$76.10	$52.60
Peer Group	$100.00	$47.50	$15.90	$26.20	$27.30

      The closing price of our Class A Common Stock on December 31, 2002, the last trading day of 2002, was $0.35 per share.

      Our peer group is comprised of Navigant Consulting, Inc. and Charles River Associates Incorporated.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors (the “Compensation Committee”) administers our executive compensation program and establishes the salaries of our executive officers. The Compensation Committee consists of three outside Directors: Messrs. Coriston, Grinstein and Sussman. The Compensation Committee also includes Messrs. Maron and Sandler.

Compensation Philosophy

      The general philosophy of the Compensation Committee is to provide executive compensation designed to enhance our enterprise value, including annual compensation, consisting of salary and bonus awards, and long-term compensation, consisting of stock options and other equity based compensation. To this end, the Compensation Committee designs compensation plans and incentives to link the financial interests of the Company’s executive officers to the interests of its shareholders, to encourage support of the Company’s long-term goals, to tie executive compensation to the Company’s performance, to attract and retain talented leadership and to encourage significant ownership of the Company’s common stock by executive officers.

      In making decisions affecting executive compensation, the Compensation Committee reviews the nature and scope of the executive officer’s responsibilities as well as his or her effectiveness in supporting the Company’s long-term goals. The Compensation Committee also considers the compensation practices of other organizations that compete with the Company. Based upon these and other factors which it considers relevant, and in light of the Company’s overall long-term performance, the Committee has considered it appropriate, and in the best interest of the shareholders, to set the overall executive compensation at competitive market levels to enable the Company to continue to attract, retain and motivate the highest level of executive personnel.

      There are two primary types of compensation provided to the Company’s executive officers:

•	Annual compensation, which includes base salary intended to provide a stable annual salary at a level consistent with individual contributions, and annual performance bonuses intended to link officers’ compensation to the Company’s and the individual’s performance.

•	Long-term compensation, which includes stock or other equity based compensation and long-term incentive awards intended to encourage actions to maximize shareholder value.

Annual Compensation

Base Salary

      Consistent with its stated philosophy, the Compensation Committee aims to position base salaries for the Company’s executive officers annually at levels that are equal to or slightly higher than the comparison group, with consideration of the performance of the Company, individual performance of each executive and the executive’s scope of responsibility in relation to other officers and key executives within the Company. In selected cases, other factors may also be considered.

Annual Incentive Bonuses

      The Company pays cash bonuses to its executive officers at the end of each fiscal year based primarily on Company performance in relation to predetermined objectives, individual executive performance for the year then ended and compensation survey information for executives employed within the Company’s market segment. An executive’s bonus in any given year varied depending on:

•	The ability of the executive to meet financial targets.

•	Key contributions made by the executive during the year.

•	Industry practice.

      In addition, certain executive officers’ employment contracts require us to make bonus payments based on criteria set forth in the employment contracts.

Long-Term Compensation

      The Compensation Committee is committed to long-term incentive programs for executives that promote the long-term growth of the Company. The Compensation Committee believes that the management employees should be rewarded with a proprietary interest in the Company for continued long-term performance and to attract, motivate and retain qualified and capable executives.

Equity Based Compensation

      The Company grants stock options to provide long-term incentives and to align employee and stockholder long-term interest. Stock options provide a direct link between compensation and stockholder return. The exercise price of stock options granted to executives is generally equal to the fair market value of the Company’s Class A Common Stock on the date of the grant. The vesting schedule for options granted under the Company’s option plans is generally set to emphasize the long-term incentives provided by option grants. A longer vesting schedule is generally selected to encourage executives to consider the long-term welfare of the Company and to establish a long-term relationship with the Company. It is also designed to reduce executive turnover and to retain the trained skills of valued employees.

      The number of options granted to individual executive officers depends upon the executive’s position at the Company, his or her performance prior to the option grant and market practices within the consulting industry. Because the primary purposes of granting options are to provide incentives for future performance and retain highly skilled and valued executives, the Committee considers the number of shares that are not yet exercisable by an executive under previously granted options when granting additional stock options.

Compensation of Chief Executive Officer

      During 2002, the Company’s Chief Executive Officer received base annual salary of $750,000, which is the same annual base salary paid to the Chief Executive Officer during 2001, and a bonus of $275,000 for 2002.

      The Company’s Chief Executive Officer is eligible to participate in all of the Company’s long-term incentive programs. During 2002, the Chief Executive Officer received stock options to purchase 300,000 aggregate shares of the Company’s Class A Common Stock as shown on the Summary Compensation Table. The Summary Compensation Table includes additional information regarding the other compensation and benefits paid to the Company’s Chief Executive Officer.

      Mr. Daniel R. Fischel was named Chief Executive Officer and President in February 2003. Mr. Fischel’s compensation was established in his employment and non-compete agreement entered into on December 31, 2002. Mr. Fischel will receive a base compensation equal to his billable hours times Lexecon’s hourly billing rate for Mr. Fischel’s services, which rate is set by Mr. Fischel with notice to Lexecon. Mr. Fischel’s bonus has been established as a percentage of the operating income of the Company’s Chicago office. The Compensation Arrangements and Employment Agreements section of this Proxy Statement contains additional information regarding Mr. Fischel’s compensation.

Internal Revenue Code Section 162(m)

      The Compensation Committee also considers the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and the other senior executive officers, other than compensation that is performance-based under a plan that is approved by the shareholders of the corporation and that meets certain other technical requirements. Based on these requirements, the Compensation Committee has determined that Sec-

tion 162(m) will not prevent us from receiving a tax deduction for any of the compensation paid to executive officers.

      Submitted on April 18, 2003 by the members of the Compensation Committee of the Nextera’s Board of Directors.

James Coriston
Keith D. Grinstein
Stanley E. Maron
Richard V. Sandler
Karl Sussman

CERTAIN TRANSACTIONS

Debentures and Series A Cumulative Convertible Preferred Stock

      On December 14, 2000, we entered into a Note Conversion Agreement (the “Note Conversion Agreement”) with Knowledge Universe, Inc., an affiliate of our controlling stockholder. Under the terms of the Note Conversion Agreement, Knowledge Universe, Inc. converted $21,000,000 of debentures into 210,000 shares of $0.001 par value Series A Cumulative Convertible Preferred Stock. The Series A Preferred Stock bears dividends at a 10% rate from issuance through June 30, 2001 and at a 7% rate thereafter. Such dividends are payable quarterly in arrears in cash or, at our option, in additional nonassessable shares of Series A Preferred Stock. Under our Senior Credit Facility, we are currently prohibited from paying cash dividends on the Series A Preferred Stock.

      The Series A Preferred Stock carries a liquidation preference equal to $100 per share and is convertible into Class A Common Stock at the option of the holder beginning on June 30, 2001. The Series A Preferred Stock is currently convertible at a price equal to $0.6875 per share, the closing price of our Class A Common Stock on December 13, 2000. Each holder of Series A Preferred is entitled to vote on matters presented to stockholders on an as converted basis.

      Beginning on December 14, 2004, in the event that the average closing price of our Class A Common Stock for the 30 days prior to the redemption is at least $1.0313, the Series A Preferred Stock may be redeemed at our option at a price equal to $106 per share plus accrued unpaid dividends through December 14, 2005. Each year thereafter, the redemption price will decrease $1 per share until December 14, 2010, at which point the redemption price will be fixed at $100 per share plus accrued unpaid dividends.

      As of December 31, 2002, we had three debentures outstanding in an aggregate amount of $47.7 million that were issued to Knowledge Universe, Inc. or its subsidiaries. All of the debentures accrue interest at a rate of 10%. Principal and interest amounts due under all of the debentures are subordinated to borrowings under the Senior Credit Facility. Currently, interest is being accrued on the debentures, however, cash payments are restricted under the Senior Credit Facility. The maturity date of all the outstanding debentures is January 1, 2005.

      We issued one debenture on January 5, 1998 to Nextera Enterprises Holding, L.L.C., which was subsequently assigned to Knowledge Universe Capital Co. LLC. The proceeds of this debenture were used to partially fund some of our acquisitions. The outstanding balance of this debenture was $13.4 million at December 31, 2002. Interest accrues on the debenture quarterly. Accrued but unpaid interest is added to the outstanding principal balance.

      On December 15, 2000 we issued a debenture to Knowledge Universe Capital Co. LLC in an original principal amount of $10 million to fund working capital needs. Under this debenture, we borrowed $2.5 million on December 15, 2000, $2.5 million on January 15, 2001 and $5.0 million on February 15, 2001. Interest accrues on this debenture monthly. Accrued but unpaid interest is added to the outstanding principal balance. The outstanding balance of this debenture was $12.1 million at December 31, 2002.

      In connection with an amendment to our Senior Credit Facility in March 2001, Knowledge Universe Capital Co. LLC guaranteed $2.5 million of our obligations under the Senior Credit Facility and posted a letter of credit as collateral for the guaranty. Knowledge Universe Capital Co. LLC was granted a security interest in all of our assets, junior and subordinated to the security interest of the lenders under the Senior Credit Facility. In connection with our Second Amended and Restated Senior Credit Facility entered into in December 2002, Knowledge Universe Capital Co. LLC agreed to continue to guarantee $2.5 million of our obligations. Also in connection with that Second Amended and Restated Senior Credit Facility, Knowledge Universe Capital Co. LLC agreed to extend the due date of the outstanding debentures until January 1, 2005. As part of the Senior Credit Facility, Knowledge Universe, Inc. purchased a $5.0 million junior participation in the Senior Credit Facility.

      Effective July 23, 2002, we exchanged $20.0 million of Series A Preferred Stock into a debenture (the “Exchange Debenture”) with terms equivalent to those contained in the debentures exchanged for the Series A Preferred Stock on December 14, 2000. Solely for purposes of determining the principal amount of the Exchange Debenture (pursuant to the original terms of the debenture agreement), the Series A Preferred Stock was deemed to have accrued dividends at a rate equal to 12%, retroactive to December 14, 2000. Accordingly, the principal amount of the Exchange Debenture was $21.3 million on July 23, 2002. After the exchange of the Series A Preferred for the Exchange Debenture, $3.9 million of Series A Preferred Stock remained outstanding. The outstanding balance of the Exchange Debenture was $22.2 million at December 31, 2002.

      Steven B. Fink and Stanley E. Maron, who serve as our Directors, are officers of Knowledge Universe, Inc., which holds an interest in debentures (described above) with a principal amount, together with accrued interest, of approximately $47.7 million as of December 31, 2002. Mr. Maron also serves as an officer of Knowledge Universe Capital Co. LLC, which holds an interest in debentures (described above) with a principal amount, together with accrued interest, of approximately $25.5 million at December 31, 2002.

Legal Services

      The law firm of Maron & Sandler has provided legal services to us since February 1997. Stanley E. Maron and Richard V. Sandler, two of our Directors, are partners of Maron & Sandler. In 2002, Maron & Sandler billed us approximately $389,000 for legal services rendered to us.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee of the Board of Directors (the “Audit Committee”) is composed of independent directors as required by and in compliance with the listing standards of the Nasdaq SmallCap Market. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors.

      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independent discussions with audit committees) and considered the compatibility of non-audit services with the auditors’ independence.

      The Committee discussed with the Company’s independent auditors the overall scope and plans for the audit. The Committee meets with the independent auditors to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Committee and the Board of Directors have also selected, subject to stockholder ratification, Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2003.

James M. Coriston, Audit Committee Chair
Keith D. Grinstein, Audit Committee Member
Karl L. Sussman, Audit Committee Member

April 18, 2003

PROPOSAL 2

PROPOSAL TO APPROVE AN AMENDMENT TO OUR

CERTIFICATE OF INCORPORATION TO CHANGE OUR NAME FROM
“NEXTERA ENTERPRISES, INC.” TO “LEXECON ENTERPRISES, INC.”

      At the Annual Meeting, our stockholders entitled to vote will be asked to approve a proposal to approve an amendment to our Certificate of Incorporation to change the our name from “Nextera Enterprises, Inc.” to “Lexecon Enterprises, Inc.” A form of Amendment to our Certificate of Incorporation is attached hereto as Exhibit A.

      On January 27, 2003, our Board of Directors adopted a resolution to amend our Certificate of Incorporation to change our name from “Nextera Enterprises, Inc.” to “Lexecon Enterprises, Inc.”, subject to approval by those stockholders entitled to vote in accordance with Section 242 of the Delaware General Corporation Law.

Background and Purpose of Name Change

      We were formed in 1997 and grew substantially through the acquisition of other companies which became our subsidiaries. Since then, we have refocused our business and have either sold or terminated the operation of all of our activities other than the business activities conducted by Lexecon Inc. We exited the technology consulting business during the latter half of 2001 and sold our human capital consulting business (Sibson) on January 30, 2002. After the January 30, 2002 sale, our business operations consist of Lexecon Inc. Our Board of Directors believes that because our active business currently consists only of the operations of Lexecon Inc., changing our name to “Lexecon Enterprises, Inc.” will better reflect our current business. Our Board of Directors further believes that the name “Lexecon Enterprises, Inc.” will increase our name recognition and allow our stockholders and clients to more strongly identify with our business.

Effect of Name Change on Outstanding Stock

      If the name change is approved by our stockholders, it will not affect the validity of currently outstanding shares of our stock. Stock certificates will continue to remain authentic, and it will not be necessary for stockholders to surrender or exchange share certificates to effect the name change.

Board of Directors Discretion to Effect the Name Change

      Notwithstanding authorization by the stockholders of the name change, at any time prior to the effectiveness of the filing of a Certificate of Amendment to effect the name change, the Board of Directors may abandon the name change without further action by our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL 2

PROPOSAL 3

PROPOSAL TO APPROVE A SERIES OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AT ONE OF SIX RATIOS.

Background

      Our Class A Common Stock is currently quoted on The Nasdaq SmallCap Market under the symbol “NXRA.” Prior to June 3, 2002, our stock was quoted on The Nasdaq National Market. There are several requirements for the continued listing of our Class A Common Stock on the Nasdaq SmallCap Market including, but not limited to, a minimum stock bid price of $1.00 per share.

      Under Nasdaq’s listing maintenance standards, if the closing bid price of our Class A Common Stock is under $1.00 per share for 30 consecutive trading days and does not thereafter regain compliance for a minimum of ten consecutive trading days during the 90 calendar days following notification by Nasdaq, Nasdaq may delist our Class A Common Stock from trading on The Nasdaq SmallCap Market. If a delisting were to occur, our Class A Common Stock would trade on the OTC Bulletin Board or the OTC Market. Such alternatives are generally considered to be less efficient and less broad-based markets.

      On February 14, 2002, we received notification from the Nasdaq National Stock Market (Nasdaq) that we had failed to maintain a minimum bid price of $1.00 for 30 consecutive days and would be delisted from the Nasdaq National Market unless by May 15, 2002 we complied with the minimum bid price requirement for at least 10 consecutive days. Prior to May 15, 2002, we submitted an application to trade on the Nasdaq SmallCap Market, and on June 3, 2002, we began trading on the Nasdaq SmallCap Market.

      The Nasdaq SmallCap Market extended us a 180-day grace period to comply with the $1.00 minimum bid price requirement, which expired on August 13, 2002. We received a further 180-day grace period to comply with the $1.00 minimum bid price requirement from the Nasdaq SmallCap Market, which extension expired on February 13, 2003. On March 19, 2003, we received a further 90-day extension, or until May 12, 2003, to regain compliance with the minimum bid price requirement. Nasdaq announced a proposal on January 30, 2003 that would extend the time for companies listed on the Nasdaq SmallCap Market to comply with the $1.00 minimum bid price requirement from 180 days to up to 540 days, provided that compliance with other listing requirements is maintained. This proposal is subject to the review and approval of the Securities and Exchange Commission.

      We believe that we may qualify for a further 270-day extension beyond May 12, 2003 to comply with the $1.00 minimum bid price requirement if the Nasdaq proposal is approved. However, there are no assurances that this proposal will be approved by the SEC or, if approved, that it will not be modified by the SEC in a manner that would shorten the proposed extension or prevent us from qualifying for any extension. Additionally, even if the extension is approved and we are able to qualify for it, we may be unable to comply with the other requirements for continued listing. If we are unable to satisfy the $1.00 minimum bid price requirement within the time set by Nasdaq or if we are unable to meet the other requirements for continued listing, our Class A Common Stock will be subject to delisting by Nasdaq.

      Our Board of Directors has considered the potential effects of a delisting from The Nasdaq SmallCap Market and has determined that a reverse stock split of our Common Stock is the best way of achieving compliance with Nasdaq’s $1.00 minimum bid price requirement. As a result, our Board of Directors has authorized the Amendments to effect a reverse stock split, at the discretion of our Board pursuant to

Section 242(c) of the Delaware General Corporation Law, to be implemented for the purpose of increasing the market price of our Class A Common Stock above Nasdaq’s minimum bid price requirement of $1.00, if the Board of Directors determines that such action is in our best interest. Under these series of Amendments, each outstanding 5, 10, 15, 20, 25 or 30 shares of our Class A Common Stock, par value $.001 per share, would be reclassified and converted into one share of our Class A Common Stock, each outstanding 5, 10, 15, 20, 25 or 30 shares of our Class B Common Stock, par value $.001 per share, would be reclassified and converted into one share of our Class B Common Stock and the number of shares of Class B Common Stock we are authorized to issue would be reduced by the same ratio as that by which our Common Stock is converted (the “Reverse Stock Splits”), with the timing of the effectiveness of one of such Amendments and the abandonment of the other Amendments, or the abandonment of all Amendments without any Amendment taking effect, to be determined at the sole discretion of our Board of Directors at any time following the Annual Meeting and prior to June 1, 2004.

      The affirmative vote of the holders of a majority of the votes represented by our outstanding shares of Common Stock and Series A Preferred Stock, voting together as a single class, is required to amend our Certificate of Incorporation to effect the Reverse Stock Split. In addition, the affirmative vote of the holder of a majority of our outstanding shares of Class B Common Stock, voting as a separate class, is required to amend our Certificate of Incorporation to effect such a Reverse Stock Split.

      If our Board of Directors determines to implement one of the Reverse Stock Splits (the “Designated Reverse Stock Split”) by filing the applicable Amendment with the Secretary of State of the State of Delaware, all other Amendments shall be abandoned. Approval of the Reverse Stock Splits will authorize our Board of Directors in its discretion to implement the Designated Reverse Stock Split in any one of the following ratios: 1:5, 1:10, 1:15, 1:20, 1:25 or 1:30, or to not implement any of the Reverse Stock Splits. Our Board of Directors believes that stockholder approval of selected exchange ratios within an exchange ratio range (as opposed to approval of a specified exchange ratio) provides our Board of Directors with maximum flexibility to achieve the purposes of the proposed reverse stock split and, therefore, is in our and our stockholders’ best interests. If the Reverse Stock Splits are approved by the stockholders and, following such approval, our Board of Directors determines a Designated Reverse Stock Split is in our and our stockholders’ best interests at that time, our Certificate of Incorporation will be amended accordingly. Approval of this proposal by our stockholders would give the Board of Directors authority to implement the reverse stock split at any time prior to June 1, 2004. No further action on the part of the stockholders would be required to either implement or abandon the Reverse Stock Splits.

Purpose and Material Effects of the Designated Reverse Stock Split

      One of the key requirements for continued listing on The Nasdaq SmallCap Market is that our Class A Common Stock must maintain a closing bid price of at least $1.00 per share. We believe that the Designated Reverse Stock Split should have the effect of increasing the price level of our Class A Common Stock and accordingly is the most effective way to maintain our listing with The Nasdaq SmallCap Market.

      Our Board of Directors believes that the higher share price of our Class A Common Stock may meet investing guidelines for certain institutional investors and investment funds. In addition, our Board of Directors believes that our stockholders would benefit from relatively lower trading costs for a higher priced stock. The combination of lower transactions costs and potential increased interest from institutional investors and investment funds could ultimately improve the trading liquidity of our Class A Common Stock.

      The liquidity of our Class A Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Designated Reverse Stock Split. In addition, the Designated Reverse Stock Split would increase the number of our stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically would experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, there can be no assurance that the Designated Reverse Stock Split would achieve the desired results that have been outlined above.

      The Designated Reverse Stock Split would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interests in us or proportionate voting power, except to the extent that the Designated Reverse Stock Split results in any of our stockholders owning a fractional share. In lieu of issuing fractional shares, we would make a cash payment to any stockholder who otherwise would have been entitled to receive a fractional share as a result of the Designated Reverse Stock Split. The cash payment for any fractional share would be equal to the product of (x) the fractional share and (y) the average of the closing price of our Class A Common Stock on The Nasdaq SmallCap Market for the twenty trading days immediately prior to the day before we file the Amendment to our Certificate of Incorporation to effect the Designated Reverse Stock Split.

      If approved and implemented, the Designated Reverse Stock Split would have the following effects:

(1) the number of shares of our issued and outstanding Common Stock would be reduced proportionately based on the exchange ratio selected by our Board for the Designated Reverse Stock Split;

(2) based on the exchange ratio selected by our Board of Directors for the Designated Reverse Stock Split, proportionate adjustments would be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders thereof to purchase shares of our Common Stock, which would result in approximately the same aggregate price being required to be paid for such options or warrants upon exercise of such options or warrants immediately preceding the Designated Reverse Stock Split;

(3) the number of shares of our Class A Common Stock into which each share of our Series A Preferred Stock is convertible would be proportionately adjusted based on the exchange ratio selected by our Board of Directors for the Designated Reverse Stock Split;

(4) the number of shares reserved for issuance in our existing stock option plans would be reduced proportionately based on the exchange ratio selected by our Board of Directors for the Designated Reverse Stock Split; and

(5) the number of shares of Class B Common Stock we are authorized to issue would be reduced by the same exchange ratio as that selected by our Board of Directors for the Designated Stock Split.

      The Designated Reverse Stock Split would not affect the par value of our Common Stock. As a result, on the date of the Designated Reverse Stock Split, the stated capital on our balance sheet attributable to our Common Stock would be reduced proportionately based on the exchange ratio selected by our Board of Directors for the Designated Reverse Stock Split, and the additional paid-in capital account would be credited with the amount by which the stated capital is reduced. For 2002, the effect of the Reverse Stock Split would have been to increase the per share net income and net book value of our Common Stock because there would have been fewer shares of our Common Stock outstanding.

      The Designated Reverse Stock Split would not change the proportionate equity interests of our stockholders, nor would the respective voting rights and other rights of stockholders be altered, except for possible immaterial changes due to fractional shares as described above. Our issued Common Stock would remain fully paid and non-assessable. We would continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

      The Certificate of Designations for our Series A Preferred Stock provides for, upon a combination of our outstanding shares of Class A Common Stock into a smaller number of shares, the automatic adjustment of the ratio used to calculate the number of shares of Class A Common Stock into which our Series A Preferred Stock is convertible (the “Conversion Ratio”). The Certificate of Designation further provides that the holder of each share of outstanding Series A Preferred Stock may cast a number of votes at a meeting of stockholders equal to the number of whole shares of Class A Common Stock into which the Series A Preferred Stock is convertible. Therefore, as discussed above, upon the effectiveness of the Designated Reverse Stock Split, the Conversion Ratio applicable to the Series A Preferred Stock would automatically be adjusted proportionately based on the exchange ratio selected by our Board of Directors for the Designated Reverse Stock Split. After the Designated Reverse Stock Split, the Series A Preferred Stock would continue to have the same liquidation and dividend rights and the Conversion Ratio and voting rights would remain subject to future adjustment upon the occurrence of certain events as provided in the Certificate of Designation for our Series A Preferred Stock.

Certain Additional Risk Factors Associated with the Designated Reverse Stock Split

      There can be no assurance that the total market capitalization of our Class A Common Stock (the aggregate value of all our shares held by non-affiliates at the then market price) after the Designated Reverse Stock Split would be equal to or greater than the total market capitalization before the Designated Reverse Stock Split or that the per share market price of our Class A Common Stock following the Designated Reverse Stock Split would either equal or exceed the Nasdaq $1.00 per share requirement.

      We also cannot assure you that the market price per new share of our Class A Common Stock after the Designated Reverse Stock Split (which we refer to as “New Shares”) would either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq, or that we would otherwise meet the other requirements of Nasdaq for continued inclusion for trading on The Nasdaq SmallCap Market. The market price of our Class A Common Stock is dependent on our financial condition, performance, prospects and a number of other factors, many of which are unrelated to the number of shares outstanding.

      There can be no assurance that the market price per new share of our Class A Common Stock after the Designated Reverse Stock Split would remain unchanged or increase in proportion to the reduction in the number of old shares of our Class A Common Stock outstanding before the Designated Reverse Stock Split. For example, based on the market price of our Class A Common Stock on April 8, 2003 of $.25 per share, if the Board of Directors decided to implement the reverse stock split and selects a reverse stock split ratio of one-for-ten, there can be no assurance that the post-split market price of our Class A Common Stock would be $2.50 per share or greater.

      Accordingly, the total market capitalization of our Class A Common Stock after the Designated Reverse Stock Split may be lower than the total market capitalization before the Designated Reverse Stock Split and, in the future, the market price of our Class A Common Stock following the Designated Reverse Stock Split may not exceed or remain higher than the market price prior to the Designated Reverse Stock Split. The lasting effect of the Designated Reverse Stock Split upon the market price for our Class A Common Stock cannot be predicted, and the history of similar reverse stock splits for companies in like circumstances is varied. We cannot assure you that the market price per new share of our New Shares would rise in proportion to the reduction in the number of old shares of our Class A Common Stock outstanding resulting from the Designated Reverse Stock Split (which we refer to as “Former Shares”).

      If the Designated Reverse Stock Split is effected the resulting per-share stock price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of such investors and consequently, the trading liquidity of our Class A Common Stock my not improve.

      While our Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the Designated Reverse Stock Split would result in a per-share price that would attract institutional investors or investment funds or that such share price would satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our Class A Common Stock may not necessarily improve.

      A decline in the market price of our Class A Common Stock after the Designated Reverse Stock Split may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of our Class A Common Stock could be adversely affected following such a reverse stock split.

      If the Designated Reverse Stock Split is effected and the market price of our Class A Common Stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of our Class A Common Stock would, however, also be based on our performance and other factors, which are unrelated to the numbers of shares outstanding. Furthermore, the liquidity of our Class A Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Designated Reverse Stock Split.

Effect of the Designated Reverse Stock Split on the Authorized but Unissued Shares of Common Stock

      Upon effectiveness of the Designated Reverse Stock Split, the number of authorized shares of Class A Common Stock that are not issued or outstanding would increase based upon the exchange ratio selected by our Board of Directors for the Designated Reverse Stock Split. This would increase significantly the ability of our Board of Directors to issue such authorized and unissued shares without stockholder approval. For example, based on the 30,025,441 shares of Class A Common Stock outstanding on the record date, and the 95,000,000 shares of Class A Common Stock that are authorized under the Certificate of Incorporation, a one-for-twenty Designated Reverse Stock Split would reduce the Class A Common Stock outstanding from 30,025,441 to 1,501,272, thereby having the effect of increasing the number of authorized but unissued shares of Class A Common Stock from 64,974,559 to 93,498,728. Although this increase could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances which would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of our Company with another company), the Amendments to effect a reverse stock split are not being proposed in response to any effort of which we are aware to accumulate our shares of Common Stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to our Board of Directors and stockholders. Other than the reverse stock split proposal as set forth in this proxy, our Board of Directors does not currently contemplate recommending the adoption of any other amendments to our Certificate of Incorporation intended to affect the ability of third parties to take over or change control of us.

      Concurrent with the effectiveness of the Designated Reverse Stock Split, the number shares of Class B Common Stock we are authorized to issue would be reduced by the same exchange ratio as that selected by our Board of Directors for the Designated Reverse Stock Split. For example, based on the 4,300,000 shares of Class B Common Stock that are authorized on the record date, a one-for-twenty Designated Reverse Stock Split would have the effect of decreasing the number of authorized shares of Class B Common Stock to 215,000. Our Certificate of Incorporation prevents us from reissuing shares of Class B Common Stock that have been converted by providing that any share of Class B Common Stock converted to Class A Common Stock will be retired and may not be reissued. Because a reverse stock split by itself would increase the number of authorized but unissued shares of Class B Common Stock, which shares we could then issue, the Designated Reverse Stock Split would reduce the number of shares of Class B Common Stock we are authorized to issue to maintain the current status with regards to the Class B Common Stock.

Board of Directors Discretion to Implement the Designated Reverse Stock Split

      If the Amendments are approved by our stockholders at the Annual Meeting, the Designated Reverse Stock Split would be implemented, if at all, at any time prior to June 1, 2004, only upon a determination by our Board of Directors that one of the Reverse Stock Splits (with an exchange ratio selected by our Board of Directors, as described above) is in our and our stockholders’ best interests. Such determination shall be based upon many factors, including meeting the closing bid requirement for The Nasdaq SmallCap Market, the continued availability of grace periods from Nasdaq to comply with the $1.00 minimum bid price requirement, prevailing market conditions, and the expected impact of the Designated Reverse Stock Split on the market price of our Class A Common Stock. Notwithstanding the approval of the Reverse Stock Splits by our stockholders, our Board of Directors may, in its sole discretion, abandon all the Amendments and determine prior to the effectiveness of any filing with the Delaware Secretary of State not to effect any of the Reverse Stock Splits, as permitted under Section 242(c) of the Delaware General Corporation Law.

Consequences if Stockholder Approval is Not Obtained

      If the stockholder approval sought by this Proxy Statement is not obtained and a reverse stock split is not implemented, Nasdaq may delist our Class A Common Stock from trading on The Nasdaq SmallCap Market upon expiration of all applicable grace periods. If delisted, the liquidity of our Class A Common Stock would likely be impaired and investor interest may be negatively impacted. If a delisting were to occur, our Class A Common Stock would trade on the OTC Bulletin Board or the OTC Market. Such alternatives are generally considered to be less efficient and less broad-based markets.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

      If the stockholders approve the Amendments, and at any time prior to June 1, 2004 our Board of Directors determines that it is in our and our stockholders’ best interests to effect the Designated Reverse Stock Split, we will file a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware. The Designated Reverse Stock Split would become effective on the date of filing the Certificate of Amendment, which date we refer to as the “Effective Date.” Beginning on the Effective Date, each certificate representing Former Shares would be deemed for all corporate purposes to evidence ownership of New Shares. The text of the Certificate of Amendment would be substantially in the form attached hereto as Exhibit B; provided, however, that such text is subject to modification to include the Effective Date and the applicable exchange ratio, as determined by our Board of Directors.

      As soon as practicable after the Effective Date, stockholders would be notified that the Designated Reverse Stock Split has been effected. Our transfer agent would act as the “exchange agent” for purposes of implementing the exchange of stock certificates. Holders of Former Shares in certificate form would be asked to surrender to the exchange agent certificates representing Former Shares in exchange for certificates representing New Shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by the exchange agent. No new certificates would be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

      Certain stockholders may hold some or all of their shares electronically in book-entry form. These stockholders will not have stock certificates evidencing their ownership of Nextera Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. Stockholders holding registered shares in a book-entry form do not need to take any action to receive their post-reverse stock split shares. If such a stockholder is entitled to post-reverse stock split shares, a transaction statement would be sent to his or her address of record indicating the number of shares he or she holds.

      STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

Fractional Shares

      We would not issue fractional certificates for New Shares in connection with the Designated Reverse Stock Split. Stockholders who otherwise would be entitled to receive a fractional share because they hold a number of Former Shares not evenly divisible by the number selected by our Board of Directors for the exchange ratio for the Designated Reverse Stock Split, would, upon surrender to the exchange agent of such certificates representing such fractional shares, receive a cash payment. Stockholders entitled to receive a fractional share who hold shares in book-entry form would be mailed a cash payment at their registered address. The cash payment in lieu of fractional shares would be equal to the product of (x) the fractional share and (y) the average of the closing price of our Class A Common Stock on The Nasdaq SmallCap Market for the twenty trading days immediately prior to the day before we file the Amendment to our Certificate of Incorporation to effect the Designated Reverse Stock Split. By signing, cashing or otherwise accepting the cash payment, a stockholder will warrant that he or she owned the shares for which he or she received a cash payment. Such cash payment is subject to applicable federal income tax and state abandoned property laws.

No Dissenter’s Rights

      Under applicable Delaware Law, our stockholders are not entitled to dissenter’s or appraisal rights with respect to the Designated Reverse Stock Split and we would not independently provide our stockholders with any such right.

Certain Material Federal Income Tax Consequences

      The following is a summary of certain material federal income tax consequences of the Designated Reverse Stock Split to certain holders of Former Shares. This summary does not purport to be a complete discussion of the tax consequences of the Designated Reverse Stock Split to all holders of Former Shares. It does not discuss any state, local, foreign or minimum income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law, including statutes, regulations, and judicial and administrative interpretations thereof, all as of the date hereof, which are subject to change retroactively as well as prospectively. Our beliefs regarding the tax consequences of the Designated Reverse Stock Split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts would accept the positions expressed below. This summary also assumes that the Former Shares were, and the New Shares would be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment). The tax treatment of the Designated Reverse Stock Split to a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the consequences of the Designated Reverse Stock Split.

      Other than the cash payments, if any, received by a stockholder in lieu of fractional shares as discussed below, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of Former Shares for New Shares pursuant to the Designated Reverse Stock Split. The aggregate tax basis of the New Shares received pursuant to the Designated Reverse Stock Split (including any fraction of a New Share deemed to have been received) would be the same as the stockholder’s aggregate tax basis in the Former Shares exchanged therefor. Stockholders who receive cash in lieu of fractional share interests in the New Shares as a result of the Designated Reverse Stock Split would be treated as having received the fractional shares pursuant to the Designated Reverse Stock Split and then having exchanged the fractional shares for cash in a redemption by us, and would generally recognize gain or loss equal to the difference between the amount of cash received in lieu of a fractional share and their adjusted basis allocable to the fractional share interests redeemed. Such gain or loss would be long-term capital gain or loss if the Former Shares were held for more than one year from the Effective Date. The federal income tax liabilities generated by the receipt of cash in lieu of a fractional interest should not be material in amount in view of the low value of the fractional interest. The stockholder’s holding period for the New Shares would include the period during which the stockholder held the Former Shares surrendered in the Designated Reverse Stock Split.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Board of Directors has selected Ernst & Young LLP as our independent auditors for the year ending December 31, 2003 and has directed that management submit the selection of independent auditors to the stockholders for ratification at the Annual Meeting. Ernst & Young LLP audited our financial statements for the years ended December 31, 2000, 2001 and 2002. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. Fees for the last annual audit were $171,500 and all other fees were $155,278, including audit related services of $10,500 and non-audit services of $144,778. Audit related services generally include fees for pension and statutory audits, business acquisitions, accounting consultation, and other securities filings related services. Non-audit related services primarily consist of tax consulting and tax compliance services.

      Stockholders are not required to ratify the selection of Ernst & Young LLP as our independent auditors. However, we are submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If you fail to ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Board of Directors and the Audit Committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be our best interests and the best interests of our stockholders.

      The affirmative vote of the holders of a majority of the shares represented and voting at the meeting will be required to ratify the selection of Ernst & Young LLP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4.

STOCKHOLDER PROPOSALS

      Any stockholder who desires to present proposals at the 2004 annual meeting of stockholders and to have such proposals set forth in the proxy statement and form of proxy mailed in conjunction with such annual meeting must submit such proposals in writing to our Secretary no later than February 12, 2004. Our Bylaws require that for nominations of persons for election to our Board of Directors or the proposal of business to be considered by the stockholders at an annual meeting, a stockholder must give timely written notice thereof. To be timely for the 2004 annual meeting of stockholders, such notice must be delivered to our Secretary at our principal executive office, at Four Cambridge Center, Cambridge, Massachusetts 02142, not less than 60 days nor more than 90 days prior to the close of business on June 11, 2004, provided, that if the 2004 annual meeting of stockholders is advanced or delayed by more than 30 days from June 11, 2004, such notice must be delivered not earlier than the close of business on the 90th day prior to the 2004 annual meeting and not later than the close of business on the later of the 60th day prior to the 2004 annual meeting or the 10th day following the earlier of (i) the day on which notice of the meeting was mailed or (ii) the date we first publicly announce the date of the 2004 annual meeting. The stockholder’s notice must contain and be accompanied by certain information as specified in the Bylaws. It is recommended that any stockholder desiring to make a nomination or submit a proposal for consideration obtain a copy of our Bylaws, which may be obtained without charge from our Secretary upon written request addressed to the Secretary at our principal executive offices.

OTHER MATTERS

      The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

      A copy of the our Annual Report on Form 10-K, as amended, for the year ended December 31, 2002, as filed with the Securities and Exchange Commission, excluding exhibits, may be obtained by stockholders without charge by written request addressed to Four Cambridge Center, Cambridge, Massachusetts 02142.

By Order of the Board of Directors

/s/ Stanley E. Maron
STANLEY E. MARON
Secretary

April 18, 2003

EXHIBIT A

FORM OF AMENDMENT

TO

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEXTERA ENTERPRISES, INC.

      Nextera Enterprises, Inc., a corporation duly organized and validly existing under the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify as follows:

1. The name of the Corporation is Nextera Enterprises, Inc.

2. The Corporation’s Third Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of Delaware on July 17, 2001 and a Certificate of Correction of Third Amended and Restated Certificate of Incorporation of the Corporation was filed on [ ], 2001.

3. Article One of the Third Amended and Restated Certificate of Incorporation, as amended, of the Corporation is hereby amended by deleting Article One, Name in its entirety and replacing it with the following:

“ARTICLE ONE

NAME

The name of the corporation (hereinafter the “Corporation”) is:

LEXECON ENTERPRISES, INC.”

4. The foregoing Amendment to the Corporation’s Third Amended And Restated Certificate Of Incorporation, as amended, was duly approved and adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed on [                    ], 2003

STANLEY E. MARON, Secretary

EXHIBIT B

FORM OF AMENDMENT

TO

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LEXECON ENTERPRISES, INC.

      Lexecon Enterprises, Inc., a corporation duly organized and validly existing under the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify as follows:

1. The name of the Corporation is Lexecon Enterprises, Inc.

2. The Corporation’s Third Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of Delaware on July 17, 2001 and a Certificate of Correction of Third Amended and Restated Certificate of Incorporation of the Corporation was filed on [ ], 2001.

3. A Certificate of Amendment of Third Amended and Restated Certificate of Incorporation of the Corporation was filed on [ ], 2003 to change the Corporation’s name to “Lexecon Enterprises, Inc.” from “Nextera Enterprises, Inc.”

4. Article Four of the Third Amended and Restated Certificate of Incorporation, as amended, of the Corporation is hereby amended by deleting Article Four, Capital Structure in its entirety and replacing it with the following:

“ARTICLE FOUR

CAPITAL STRUCTURE

The total number of shares of capital stock which the Corporation shall have the authority to issue is [ ](1) shares, consisting of three classes of capital stock:

(a) 95,000,000 shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”).

(b) [ ](2) shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”).

(c) 10,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

(d) Upon this Amendment to the Corporation’s Third Amended and Restated Certificate of Incorporation, as amended, becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each [ ](3) shares of Common

(1)	Insert total number of shares of capital stock authorized after reduction in authorized shares of Class B Common Stock as part of the Designated Reverse Stock Split.

(2)	Insert number of shares of Class B Common Stock authorized after the Designated Reverse Stock Split (equal to the 4,300,000 shares of Class B Common Stock authorized prior to the Designated Reverse Stock Split reduced by the ratio selected by the Board of Directors for the Designated

Reverse Stock Split).

(3)	Insert either 5, 10, 15, 20, 25 or 30, depending on the exchange ratio of the Designated Reverse Stock Split selected by the Board of

Directors of the Corporation.

Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall automatically be reclassified and converted (the “Reverse Stock Split”), without any action on the part of the holder thereof, into one (1) fully-paid and nonassessable share of the same class of Common Stock of the Corporation, par value $.001 per share (the “New Common Stock”).

(e) No fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the reverse stock split. Holders of Old Common Stock who would otherwise be entitled to receive a fraction of a share due to the Reverse Stock Split shall receive, upon surrender of the stock certificates formerly representing the Old Common Stock, in lieu of such fractional share, an amount in cash equal to the product of (i) the fractional share, and (ii) the average of the closing price per share of our Class A Common Stock on the Nasdaq SmallCap Market for the twenty (20) trading days immediately prior to the day of the Effective Time.

(f) Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any factional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled.”

5. The foregoing Amendment to the Corporation’s Third Amended And Restated Certificate Of Incorporation, as amended, was duly approved and adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed on

STANLEY E. MARON, Secretary

PROXY

NEXTERA ENTERPRISES, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2003

     The undersigned stockholder of Nextera Enterprises, Inc., a Delaware corporation (the “Company”), hereby appoints Daniel R. Fischel and Stanley E. Maron, and each of them, as proxies for the undersigned with full power of substitution, to attend the annual meeting of the Company’s stockholders to be held on June 11, 2003 and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

é Detach here from proxy voting card. é

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

The Board of Directors recommends a vote FOR			WITHHOLD
Proposals 1, 2, 3 and 4.			AUTHORITY For all
(except as
indicated to
		FOR	the contrary below)
Proposal 1. —	To elect the following persons who are nominees to the Company’s Board of Directors:	☐	☐

01 Ralph Finerman	05 Alan B. Levine
02 Steven B. Fink	06 Stanley E. Maron
03 Daniel R. Fischel	07 Richard V. Sandler
04 Keith D. Grinstein	08 Karl Sussman

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below)

		FOR	AGAINST	ABSTAIN
Proposal 2. —	To approve an amendment to our Third Amended and Restated Certificate of Incorporation, as amended, to change our name from “Nextera Enterprises, Inc.” to “Lexecon Enterprises, Inc.,” with the timing of the effectiveness of the amendment or the abandonment of the amendment as permitted under Section 242(c) of the Delaware General Corporation Law, to be determined at the discretion of our Board of Directors.	☐	☐	☐

Proposal 3. —	To approve a series of amendments to our Third Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of our Class A Common Stock and Class B Common Stock, pursuant to which each outstanding 5, 10, 15, 20, 25, or 30 whole shares of our Class A Common Stock would be reclassified and converted into one share of our Class A Common Stock, each outstanding 5, 10, 15, 20, 25, or 30 whole shares of our Class B Common Stock would be reclassified and converted into one share of our Class B Common Stock and the number of shares of our Class B Common Stock that we are authorized to issue would be reduced by the same ratio as that by which our Common Stock is converted (the “Amendments”), with the timing of the effectiveness of one of such Amendments and the abandonment of the other Amendments, or the abandonment of all Amendments without any Amendment taking effect, as permitted under Section 242(c) of the Delaware General Corporation Law, to be determined at the discretion of our Board of Directors.	☐	☐	☐

Proposal 4. —	To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2003.	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 and 4.

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

All other proxies heretofore given by the undersigned to vote shares of stock of the Company, which the undersigned would be entitled to vote if personally present at the annual meeting or any adjournment or postponement thereof, are hereby expressly revoked.

PLEASE DATE THIS PROXY AND SIGN IT EXACTLY AS YOUR NAME OR NAMES APPEAR BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF SHARES ARE HELD BY A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF SHARES ARE HELD BY A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

Signature	Signature	Date

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. IF YOUR ADDRESS IS INCORRECTLY SHOWN, PLEASE PRINT CHANGES.

é Detach here from proxy voting card. é